Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP ANNOUNCES THIRD QUARTER 2024 RESULTS

NEW YORK, NY – October 24, 2024 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the third quarter 2024 of $97.9 million, or $0.18 per diluted common share, as compared to the second quarter 2024 net income of $70.4 million, or $0.13 per diluted common share, and net income of $141.3 million, or $0.27 per diluted common share, for the third quarter 2023. Excluding all non-core income and charges, our adjusted net income (a non-GAAP measure) was $96.8 million, or $0.18 per diluted common share, for the third quarter 2024, $71.6 million, or $0.13 per diluted common share, for the second quarter 2024, and $136.4 million, or $0.26 per diluted common share, for the third quarter 2023. See further details below, including a reconciliation of our non-GAAP adjusted net income, in the "Consolidated Financial Highlights" tables.
Ira Robbins, CEO, commented, "The third quarter’s financial results highlight the significant progress that we continue to make towards achieving our strategic balance sheet goals. On October 23, 2024, we entered into an agreement to sell performing commercial real estate loans expected to total over $800 million at a very modest discount of approximately 1 percent to a single investor. This economically compelling transaction is expected to close in the fourth quarter 2024 and reflects the strength and desirability of our commercial real estate portfolio. We have executed on a variety of strategic transactions this year that have notably strengthened our balance sheet and enhanced our financial flexibility.”
Mr. Robbins continued, "This quarter’s results also indicated the early stages of normalized profitability which we expect will accelerate as we enter 2025. Net interest income and non-interest income both improved meaningfully from the second quarter 2024, and our operating expenses were well-controlled and effectively unchanged on a year-over-year basis. While recent weather events weighed on the sequential provision improvement that we anticipated, our pre-provision earnings continued to improve during the third quarter and could set the stage for more stable results in the near future. And most importantly, our thoughts are with those affected by the recent hurricanes in our Florida markets and the other areas in the southeast. We are strongly committed to supporting our associates, clients and communities throughout the rebuilding and recovery process.”
Key financial highlights for the third quarter 2024:

•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $411.8 million for the third quarter 2024 increased $8.8 million compared to the second quarter 2024 and decreased $1.8 million as compared to the third quarter 2023. Our net interest margin on a tax equivalent basis also increased by 2 basis points to 2.86 percent in the third quarter 2024

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2024 Earnings
October 24, 2024

as compared to 2.84 percent for the second quarter 2024. The increases from the second quarter 2024 were mostly due to continued yield expansion on average loans and additional interest income and higher yields from targeted growth within our available for sale securities portfolio. See the "Net Interest Income and Margin" section below for more details.
•Loan Portfolio: Total loans decreased $956.4 million, or 7.6 percent on an annualized basis, to $49.4 billion at September 30, 2024 from June 30, 2024 mostly due to the transfer of performing commercial real estate loans totaling $823.1 million, net of unearned fees, to loans held for sale at September 30, 2024 and normal repayment activity mainly within the commercial real estate non-owner occupied and multi-family loans, as we continue to actively reduce these loan categories. Our commercial and industrial loans grew $320.1 million, or 13.5 percent on an annualized basis, to $9.8 billion at September 30, 2024 from June 30, 2024 due to solid organic growth during the third quarter 2024. Residential mortgage and total consumer loans also increased modestly during the third quarter 2024. See the "Loans" section below for more details.
•Deposits: Actual ending balances for deposits increased $283.8 million to $50.4 billion at September 30, 2024 as compared to $50.1 billion at June 30, 2024 mainly due to higher period-end direct commercial customer money market and non-interest bearing deposits, partially offset by a decline in time deposits. See the "Deposits" section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $564.7 million and $532.5 million at September 30, 2024 and June 30, 2024, respectively, representing 1.14 percent and 1.06 percent of total loans at each respective date. During the third quarter 2024, we recorded a provision for credit losses for loans of $75.0 million as compared to $82.1 million and $9.1 million for the second quarter 2024 and third quarter 2023, respectively. The third quarter 2024 provision reflects, among other factors, increased quantitative reserves allocated to commercial real estate loans, significant commercial and industrial loan growth and $8.0 million of qualitative reserves related to the estimated impact of Hurricane Helene, which hit Florida in late September 2024.
•Credit Quality: Non-accrual loans totaled $296.3 million, or 0.60 percent of total loans at September 30, 2024 as compared to $303.3 million, or 0.60 percent of total loans at June 30, 2024. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased to 0.35 percent of total loans at September 30, 2024 as compared to 0.14 percent at June 30, 2024 largely due to two well-secured commercial real estate loans at various stages of expected collection within the early stage delinquency categories. Net loan charge-offs totaled $42.9 million for the third quarter 2024 as compared to $36.8 million and $5.5 million for the second quarter 2024 and third quarter 2023, respectively. The loan charge-offs in the third quarter 2024 included partial charge-offs totaling a combined $30.1 million related to two commercial real estate loan relationships. See the "Credit Quality" section below for more details.
•Non-Interest Income: Non-interest income increased $9.5 million to $60.7 million for the third quarter 2024 as compared to the second quarter 2024 mainly due to increases in other income; wealth management and trust fees; and service charges on deposits totaling $11.2 million, $2.0 million, and $1.6 million, respectively. The increases in the aforementioned

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2024 Earnings
October 24, 2024

categories were partially offset by a $5.8 million mark to market loss (recorded within net losses on sales of loans) associated with the performing commercial real estate loans transferred to loans held for sale at September 30, 2024, as well as lower swap fees related to commercial loan transactions (within capital market fees) and insurance commissions. The increase in other income was mostly the result of income from litigation settlements totaling $7.3 million for the third quarter 2024.
•Non-Interest Expense: Non-interest expense decreased $8.0 million to $269.5 million for the third quarter 2024 as compared to the second quarter 2024 largely due to a $6.2 million decrease in technology, furniture and equipment expense and a $3.8 million decrease in professional and legal expenses, partially offset by higher net occupancy expense during the third quarter 2024.
•Efficiency Ratio: Our efficiency ratio was 56.13 percent for the third quarter 2024 as compared to 59.62 percent and 56.72 percent for the second quarter 2024 and third quarter 2023, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 0.63 percent, 5.70 percent and 8.06 percent for the third quarter 2024, respectively. Annualized ROA, ROE, and tangible ROE, adjusted for non-core income and charges, were 0.62 percent, 5.64 percent and 7.97 percent for the third quarter 2024, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
Net Interest Income and Margin
Net interest income on a tax equivalent basis of $411.8 million for the third quarter 2024 increased $8.8 million compared to the second quarter 2024 and decreased $1.8 million as compared to the third quarter 2023. Interest income on a tax equivalent basis increased $27.1 million to $861.9 million for the third quarter 2024 as compared to the second quarter 2024. The increase was mostly due to higher yields on both new loan originations and adjustable rate loans, as well as higher yields and additional interest income from targeted purchases of taxable investments within the available for sale securities portfolio during the second and third quarter 2024. Total interest expense increased $18.3 million to $450.1 million for the third quarter 2024 as compared to the second quarter 2024 mainly due to an increase in average time deposit balances coupled with higher costs on most interest bearing deposit products. See the "Deposits" and "Other Borrowings" sections below for more details.
Net interest margin on a tax equivalent basis of 2.86 percent for the third quarter 2024 increased by 2 basis points from 2.84 percent for the second quarter 2024 and decreased 5 basis points from 2.91 percent for the third quarter 2023. The increase as compared to the second quarter 2024 was largely driven by the higher yield on average interest earning assets largely offset by an increase in the cost of average interest bearing liabilities. The yield on average interest earning assets increased by 10 basis points to 5.98 percent on a linked quarter basis largely due to higher yielding investment purchases and new loan originations during the second and third quarter 2024. The overall cost of average interest bearing liabilities increased 7 basis points to 4.22 percent for the third quarter 2024 as compared to the second quarter 2024 largely due to higher interest rates on deposits. Our cost of total

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2024 Earnings
October 24, 2024

average deposits was 3.25 percent for the third quarter 2024 as compared to 3.18 percent and 2.94 percent for the second quarter 2024 and the third quarter 2023, respectively.
Loans, Deposits and Other Borrowings
Loans. Total loans decreased $956.4 million, or 7.6 percent on an annualized basis, to $49.4 billion at September 30, 2024 from June 30, 2024. Commercial and industrial loans grew by $320.1 million , or 13.5 percent on an annualized basis, to $9.8 billion at September 30, 2024 from June 30, 2024 largely due to our continued strategic focus on the expansion of new loan production within this category. Total commercial real estate (including construction) loans decreased $1.4 billion to $30.4 billion at September 30, 2024 from June 30, 2024. This decline was primarily driven by the transfer of $823.1 million of commercial real estate loans, net of unearned loan fees, from the loans held for investment portfolio to loans held for sale as of September 30, 2024. In addition, we remained highly selective on new originations and projects in an effort to reduce commercial real estate loan concentrations, mainly within the non-owner occupied and multifamily loan categories. Automobile loan balances increased by $60.9 million, or 13.8 percent on an annualized basis, to $1.8 billion at September 30, 2024 from June 30, 2024 mainly due to continued consumer demand generated by our indirect auto dealer network and low prepayment activity within the portfolio. Other consumer loans decreased $42.4 million, or 15.3 percent on an annualized basis, to $1.1 billion at September 30, 2024 from June 30, 2024 primarily due to the negative impact of the high level of market interest rates on the demand and usage of collateralized personal lines of credit.
Deposits. Actual ending balances for deposits increased $283.8 million to $50.4 billion at September 30, 2024 from June 30, 2024 mainly due to an increase of $358.3 million in savings, NOW and money market deposits and an increase of $36.0 million in non-interest bearing deposits, partially offset by a decrease of $110.5 million in time deposits. Non-interest bearing deposit and savings, NOW and money market deposit balances increased at September 30, 2024 from June 30, 2024 mostly due to increases in national specialized deposits and higher direct commercial customer deposit accounts. Total indirect customer deposits (including both brokered money market and time deposits) totaled $9.1 billion in both September 30, 2024 and June 30, 2024. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 22 percent, 50 percent and 28 percent of total deposits as of September 30, 2024, respectively, as compared to 22 percent, 49 percent and 29 percent of total deposits as of June 30, 2024, respectively.
Other Borrowings. Short-term borrowings, consisting of securities sold under agreements to repurchase, decreased $5.5 million to $58.3 million at September 30, 2024 from June 30, 2024. Long-term borrowings totaled $3.3 billion at September 30, 2024 and also remained relatively unchanged as compared to June 30, 2024.
Credit Quality
Hurricanes Helene and Milton. In the early stages of the fourth quarter 2024, the credit quality of our Florida loan portfolio has remained resilient in the aftermath of Hurricane Helene, which hit Florida in late September 2024, and Hurricane Milton, which made landfall on October 9, 2024. At this time, there have been relatively few loan concessions (mostly in the form of loan payment deferrals up to 90 days) for distressed borrowers impacted by the hurricanes. However, we continue

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2024 Earnings
October 24, 2024

to assess the impact of the hurricanes on our Florida client base and, where appropriate, we will work constructively with individual borrowers.
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, decreased $7.8 million to $305.1 million at September 30, 2024 as compared to June 30, 2024. Non-accrual loans decreased $7.0 million to $296.3 million at September 30, 2024 as compared to $303.3 million at June 30, 2024. Non-accrual construction and commercial real estate loans decreased $20.7 million and $9.3 million to $24.7 million and $113.8 million, respectively, at September 30, 2024 as compared to June 30, 2024 mainly due to loan payoffs during the third quarter 2024. The decreases in these loan categories were partially offset by two new non-accrual commercial and industrial loans totaling $19.0 million, as well as moderate increases in non-accrual residential mortgage and consumer loans at September 30, 2024. OREO decreased $887 thousand at September 30, 2024 from June 30, 2024 mostly due to the sale of one commercial property, which resulted in the recognition of an immaterial loss for the third quarter 2024.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $102.3 million to $174.7 million, or 0.35 percent of total loans, at September 30, 2024 as compared to $72.4 million, or 0.14 percent of total loans at June 30, 2024. Loans 30 to 59 days past due increased $69.1 million to $115.1 million at September 30, 2024 as compared to June 30, 2024 mainly due to a $74.5 million increase in commercial real estate loans, partially offset by a $7.0 million decline in consumer loan delinquencies. The increase in commercial real estate loans 30 to 59 days past due was mostly due to one new delinquent loan totaling $40.9 million, which is expected to be fully repaid, subject to the borrower's pending sale of certain collateral, as well as a few other new loan delinquencies. Loans 60 to 89 days past due increased $42.9 million to $54.8 million at September 30, 2024 as compared to June 30, 2024 mostly due to one well-secured commercial real estate loan totaling $43.9 million currently in the process of loan modification. Loans 90 days or more past due and still accruing interest decreased $9.7 million to $4.8 million at September 30, 2024 as compared to June 30, 2024 largely due to one $4.0 million construction loan that was fully repaid and one $4.2 million commercial real estate loan that migrated from this past due category to non-accrual loans during the third quarter 2024. All loans 90 days or more past due and still accruing interest are well-secured and in the process of collection.

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2024 Earnings
October 24, 2024

Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at September 30, 2024, June 30, 2024 and September 30, 2023:

	September 30, 2024		June 30, 2024		September 30, 2023
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$166,365	1.70%	$149,243	1.57%	$133,988	1.44%
Commercial real estate loans:
Commercial real estate	249,608	0.93	246,316	0.87	191,562	0.68
Construction	59,420	1.70	54,777	1.54	53,485	1.40
Total commercial real estate loans	309,028	1.02	301,093	0.95	245,047	0.77
Residential mortgage loans	51,545	0.91	47,697	0.85	44,621	0.80
Consumer loans:
Home equity	3,303	0.57	3,077	0.54	3,689	0.67
Auto and other consumer	18,086	0.63	18,200	0.63	14,830	0.52
Total consumer loans	21,389	0.62	21,277	0.62	18,519	0.55
Allowance for loan losses	548,327	1.11	519,310	1.03	442,175	0.88
Allowance for unfunded credit commitments	16,344		13,231		20,170
Total allowance for credit losses for loans	$564,671		$532,541		$462,345
Allowance for credit losses for loans as a % total loans		1.14%		1.06%		0.92%

Our loan portfolio, totaling $49.4 billion at September 30, 2024, had net loan charge-offs totaling $42.9 million for the third quarter 2024 as compared to $36.8 million and $5.5 million for the second quarter 2024 and the third quarter 2023, respectively. Total gross loan charge-offs in the third quarter 2024 included partial charge-offs totaling $30.1 million related to two non-performing commercial real estate loan relationships that had combined specific reserves of $25.9 million within the allowance for loan losses at June 30, 2024.
The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.14 percent at September 30, 2024, 1.06 percent at June 30, 2024, and 0.92 percent at September 30, 2023. For the third quarter 2024, the provision for credit losses for loans totaled $75.0 million as compared to $82.1 million and $9.1 million for the second quarter 2024 and third quarter 2023, respectively. The provision for credit losses remained somewhat elevated for the third quarter 2024 largely due to higher quantitative reserves allocated to commercial real estate loans, commercial and industrial loan growth and $8.0 million of qualitative reserves related to the estimated impact of Hurricane Helene.

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2024 Earnings
October 24, 2024

The allowance for unfunded credit commitments increased to $16.3 million at September 30, 2024 from $13.2 million at June 30, 2024 mainly due to increases in both non-cancellable construction commitments and commercial and industrial standby letters of credit.
As previously noted, we are currently evaluating the impact of Hurricane Milton, and we also continue to evaluate any further impact of Hurricane Helene, on our loan portfolio. While not anticipated based on information currently available, Hurricane Milton and unexpected losses from Hurricane Helene could result in a significant increase to the current hurricane related reserves within the allowance, loan charge-offs and our provision for the fourth quarter 2024.
Capital Adequacy
Valley's total risk-based capital, common equity Tier 1 capital, Tier 1 capital and Tier 1 leverage capital ratios were 12.56 percent, 9.57 percent, 10.29 percent and 8.40 percent, respectively, at September 30, 2024 as compared to 12.18 percent, 9.55 percent, 9.99 percent and 8.19 percent, respectively, at June 30, 2024. The increases in the total risk-based capital, Tier 1 capital and Tier 1 leverage ratios as compared to June 30, 2024 were largely due to Valley's issuance of 6.0 million shares of its 8.250 percent Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C on August 5, 2024. Net proceeds to Valley after deducting underwriting discounts, commissions and offering expenses were approximately $144.7 million.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM (ET) today to discuss the third quarter 2024 earnings and related matters. Interested parties should preregister using this link: https://register.vevent.com/register to receive the dial-in number and a personal PIN, which are required to access the conference call. The teleconference will also be webcast live: https://edge.media-server.com and archived on Valley’s website through Monday, December 2, 2024. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with over $62 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations and commercial banking offices across New Jersey, New York, Florida, Alabama, California and Illinois, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.
Forward-Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2024 Earnings
October 24, 2024

existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “would,” “could,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
•the impact of market interest rates and monetary and fiscal policies of the U.S. federal government and its agencies in connection with the prolonged inflationary pressures, which could have a material adverse effect on our clients, our business, our employees, and our ability to provide services to our customers;
•the impact of unfavorable macroeconomic conditions or downturns, including an actual or threatened U.S. government shutdown, debt default or rating downgrade, instability or volatility in financial markets, unanticipated loan delinquencies, loss of collateral, decreased service revenues, increased business disruptions or failures, reductions in employment, and other potential negative effects on our business, employees or clients caused by factors outside of our control, such as the outcome of the 2024 U.S. presidential election, geopolitical instabilities or events (including the Israel-Hamas war and the escalation and regional expansion thereof); natural and other disasters (including severe weather events, such as Hurricanes Helene and Milton); health emergencies; acts of terrorism; or other external events;
•the impact of potential instability within the U.S. financial sector in the aftermath of the banking failures in 2023 and continued volatility thereafter, including the possibility of a run on deposits by a coordinated deposit base, and the impact of the actual or perceived soundness, or concerns about the creditworthiness of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including Federal Deposit Insurance Corporation insurance assessments, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;
•the impact of negative public opinion regarding Valley or banks in general that damages our reputation and adversely impacts business and revenues;
•changes in the statutes, regulations, policy, or enforcement priorities of the federal bank regulatory agencies;
•the loss of or decrease in lower-cost funding sources within our deposit base;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment related claims, and other matters;
•a prolonged downturn and contraction in the economy, as well as an unexpected decline in commercial real estate values collateralizing a significant portion of our loan portfolio;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations, and case law;

Valley National Bancorp (NASDAQ: VLY)
Third Quarter 2024 Earnings
October 24, 2024

•the inability to grow customer deposits to keep pace with loan growth;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•changes in our business, strategy, market conditions or other factors that may negatively impact the estimated fair value of our goodwill and other intangible assets and result in future impairment charges;
•greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank, the Consumer Financial Protection Bureau (CFPB) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•application of the OCC heightened regulatory standards for certain large insured national banks, and the expenses we will incur to develop policies, programs, and systems that comply with the enhanced standards applicable to us;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements, or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other public health crises, acts of terrorism or other external events;
•our ability to successfully execute our business plan and strategic initiatives; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, risk mitigation strategies, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including Item 1A. "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2023.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data and stock price)	2024	2024	2023	2024	2023
FINANCIAL DATA:
Net interest income - FTE (1)	$411,812	$402,984	$413,657	$1,209,643	$1,272,390
Net interest income	$410,498	$401,685	$412,418	$1,205,731	$1,268,203
Non-interest income	60,671	51,213	58,664	173,299	173,038
Total revenue	471,169	452,898	471,082	1,379,030	1,441,241
Non-interest expense	269,471	277,497	267,133	827,278	822,270
Pre-provision net revenue	201,698	175,401	203,949	551,752	618,971
Provision for credit losses	75,024	82,070	9,117	202,294	29,604
Income tax expense	28,818	22,907	53,486	84,898	162,410
Net income	97,856	70,424	141,346	264,560	426,957
Dividends on preferred stock	6,117	4,108	4,127	14,344	12,031
Net income available to common shareholders	$91,739	$66,316	$137,219	$250,216	$414,926
Weighted average number of common shares outstanding:
Basic	509,227,538	509,141,252	507,650,668	508,904,353	507,580,197
Diluted	511,342,932	510,338,502	509,256,599	510,713,205	509,204,051
Per common share data:
Basic earnings	$0.18	$0.13	$0.27	$0.49	$0.82
Diluted earnings	0.18	0.13	0.27	0.49	0.81
Cash dividends declared	0.11	0.11	0.11	0.33	0.33
Closing stock price - high	9.34	8.02	10.30	10.80	12.59
Closing stock price - low	6.58	6.52	7.63	6.52	6.59
FINANCIAL RATIOS:
Net interest margin	2.85%	2.83%	2.90%	2.82%	2.99%
Net interest margin - FTE (1)	2.86	2.84	2.91	2.83	3.00
Annualized return on average assets	0.63	0.46	0.92	0.57	0.93
Annualized return on avg. shareholders' equity	5.70	4.17	8.56	5.20	8.72
NON-GAAP FINANCIAL DATA AND RATIOS: (2)
Basic earnings per share, as adjusted	$0.18	$0.13	$0.26	$0.50	$0.84
Diluted earnings per share, as adjusted	0.18	0.13	0.26	0.50	0.84
Annualized return on average assets, as adjusted	0.62%	0.47%	0.89%	0.58%	0.96%
Annualized return on average shareholders' equity, as adjusted	5.64	4.24	8.26	5.27	8.94
Annualized return on avg. tangible shareholders' equity	8.06	5.95	12.39	7.40	12.71
Annualized return on average tangible shareholders' equity, as adjusted	7.97	6.05	11.95	7.50	13.04
Efficiency ratio	56.13	59.62	56.72	58.26	55.34

AVERAGE BALANCE SHEET ITEMS:
Assets	$62,242,022	$61,518,639	$61,391,688	$61,674,588	$61,050,973
Interest earning assets	57,651,650	56,772,950	56,802,565	57,016,790	56,510,997
Loans	50,126,963	50,020,901	50,019,414	50,131,468	49,120,153
Interest bearing liabilities	42,656,956	41,576,344	40,829,078	41,932,616	39,802,966
Deposits	50,409,234	49,383,209	49,848,446	49,459,617	48,165,152
Shareholders' equity	6,862,555	6,753,981	6,605,786	6,781,022	6,531,424

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2024	2024	2024	2023	2023
Assets	$62,092,332	$62,058,974	$61,000,188	$60,934,974	$61,183,352
Total loans	49,355,319	50,311,702	49,922,042	50,210,295	50,097,519
Deposits	50,395,966	50,112,177	49,077,946	49,242,829	49,885,314
Shareholders' equity	6,972,380	6,737,737	6,727,139	6,701,391	6,627,299

LOANS:
(In thousands)
Commercial and industrial	$9,799,287	$9,479,147	$9,104,193	$9,230,543	$9,274,630
Commercial real estate:
Non-owner occupied	12,647,649	13,710,015	14,962,851	15,078,464	14,741,668
Multifamily	8,612,936	8,976,264	8,818,263	8,860,219	8,863,529
Owner occupied	5,654,147	5,536,844	4,367,839	4,304,556	4,435,853
Construction	3,487,464	3,545,723	3,556,511	3,726,808	3,833,269
Total commercial real estate	30,402,196	31,768,846	31,705,464	31,970,047	31,874,319
Residential mortgage	5,684,079	5,627,113	5,618,355	5,569,010	5,562,665
Consumer:
Home equity	581,181	566,467	564,083	559,152	548,918
Automobile	1,823,738	1,762,852	1,700,508	1,620,389	1,585,987
Other consumer	1,064,838	1,107,277	1,229,439	1,261,154	1,251,000
Total consumer loans	3,469,757	3,436,596	3,494,030	3,440,695	3,385,905
Total loans	$49,355,319	$50,311,702	$49,922,042	$50,210,295	$50,097,519

CAPITAL RATIOS:
Book value per common share	$13.00	$12.82	$12.81	$12.79	$12.64
Tangible book value per common share (2)	9.06	8.87	8.84	8.79	8.63
Tangible common equity to tangible assets (2)	7.68%	7.52%	7.62%	7.58%	7.40%
Tier 1 leverage capital	8.40	8.19	8.20	8.16	8.08
Common equity tier 1 capital	9.57	9.55	9.34	9.29	9.21
Tier 1 risk-based capital	10.29	9.99	9.78	9.72	9.64
Total risk-based capital	12.56	12.18	11.88	11.76	11.68

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
ALLOWANCE FOR CREDIT LOSSES:	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2024	2024	2023	2024	2023
Allowance for credit losses for loans
Beginning balance	$532,541	$487,269	$458,676	$465,550	$483,255
Impact of the adoption of ASU No. 2022-02	—	—	—	—	(1,368)
Beginning balance, adjusted	532,541	487,269	458,676	465,550	481,887
Loans charged-off:
Commercial and industrial	(7,501)	(14,721)	(7,487)	(36,515)	(37,399)
Commercial real estate	(33,292)	(22,144)	(255)	(56,640)	(2,320)
Construction	(4,831)	(212)	—	(12,637)	(9,906)
Residential mortgage	—	—	(20)	—	(169)
Total consumer	(2,597)	(1,262)	(1,156)	(5,668)	(3,024)
Total loans charged-off	(48,221)	(38,339)	(8,918)	(111,460)	(52,818)
Charged-off loans recovered:
Commercial and industrial	3,162	742	3,043	4,586	6,615
Commercial real estate	66	150	5	457	33
Construction	1,535	—	—	1,535	—
Residential mortgage	29	5	30	59	186
Total consumer	521	603	362	1,521	1,513
Total loans recovered	5,313	1,500	3,440	8,158	8,347
Total net charge-offs	(42,908)	(36,839)	(5,478)	(103,302)	(44,471)
Provision for credit losses for loans	75,038	82,111	9,147	202,423	24,929
Ending balance	$564,671	$532,541	$462,345	$564,671	$462,345
Components of allowance for credit losses for loans:
Allowance for loan losses	$548,327	$519,310	$442,175	$548,327	$442,175
Allowance for unfunded credit commitments	16,344	13,231	20,170	16,344	20,170
Allowance for credit losses for loans	$564,671	$532,541	$462,345	$564,671	$462,345
Components of provision for credit losses for loans:
Provision for credit losses for loans	$71,925	$86,901	$11,221	$205,549	$29,359
Provision (credit) for unfunded credit commitments	3,113	(4,790)	(2,074)	(3,126)	(4,430)
Total provision for credit losses for loans	$75,038	$82,111	$9,147	$202,423	$24,929
Annualized ratio of total net charge-offs to total average loans	0.34%	0.29%	0.04%	0.27%	0.12%
Allowance for credit losses for loans as a % of total loans	1.14%	1.06%	0.92%	1.14%	0.92%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
ASSET QUALITY:	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands)	2024	2024	2024	2023	2023
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$4,537	$5,086	$6,202	$9,307	$10,687
Commercial real estate	76,370	1,879	5,791	3,008	8,053
Residential mortgage	19,549	17,389	20,819	26,345	13,159
Total consumer	14,672	21,639	14,032	20,554	15,509
Total 30 to 59 days past due	115,128	45,993	46,844	59,214	47,408
60 to 89 days past due:
Commercial and industrial	1,238	1,621	2,665	5,095	5,720
Commercial real estate	43,926	—	3,720	1,257	2,620
Residential mortgage	6,892	6,632	5,970	8,200	9,710
Total consumer	2,732	3,671	1,834	4,715	1,720
Total 60 to 89 days past due	54,788	11,924	14,189	19,267	19,770
90 or more days past due:
Commercial and industrial	1,786	2,739	5,750	5,579	6,629
Commercial real estate	—	4,242	—	—	—
Construction	—	3,990	3,990	3,990	3,990
Residential mortgage	1,931	2,609	2,884	2,488	1,348
Total consumer	1,063	898	731	1,088	391
Total 90 or more days past due	4,780	14,478	13,355	13,145	12,358
Total accruing past due loans	$174,696	$72,395	$74,388	$91,626	$79,536
Non-accrual loans:
Commercial and industrial	$120,575	$102,942	$102,399	$99,912	$87,655
Commercial real estate	113,752	123,011	100,052	99,739	83,338
Construction	24,657	45,380	51,842	60,851	62,788
Residential mortgage	33,075	28,322	28,561	26,986	21,614
Total consumer	4,260	3,624	4,438	4,383	3,545
Total non-accrual loans	296,319	303,279	287,292	291,871	258,940
Other real estate owned (OREO)	7,172	8,059	88	71	71
Other repossessed assets	1,611	1,607	1,393	1,444	1,314
Total non-performing assets	$305,102	$312,945	$288,773	$293,386	$260,325
Total non-accrual loans as a % of loans	0.60%	0.60%	0.58%	0.58%	0.52%
Total accruing past due and non-accrual loans as a % of loans	0.95	0.75	0.72	0.76	0.68
Allowance for losses on loans as a % of non-accrual loans	185.05	171.23	163.33	152.83	170.76

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)
Non-GAAP Reconciliations. This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. The Company believes that the non-GAAP financial measures provide useful supplemental information to both management and investors in understanding Valley’s underlying operational performance, business and performance trends, and may facilitate comparisons of our current and prior performance with the performance of others in the financial services industry. Management utilizes these measures for internal planning, forecasting and analysis purposes. Management believes that Valley’s presentation and discussion of this supplemental information, together with the accompanying reconciliations to the GAAP financial measures, also allows investors to view performance in a manner similar to management. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Non-GAAP Reconciliations to GAAP Financial Measures

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2024	2024	2023	2024	2023
Adjusted net income available to common shareholders (non-GAAP):
Net income, as reported (GAAP)	$97,856	$70,424	$141,346	$264,560	$426,957
Add: FDIC Special assessment (a)	—	1,363	—	8,757	—
Add: Losses on available for sale and held to maturity debt securities, net (b)	1	4	443	12	476
Add: Restructuring charge (c)	—	334	(675)	954	10,507
Add: Mark to market loss on commercial real estate loans transferred to loans held for sale (d)	5,794	—	—	5,794	—
Add: Provision for credit losses for available for sale securities (e)	—	—	—	—	5,000
Add: Merger related expenses (f)	—	—	—	—	4,133
Less: Litigation settlements (g)	(7,334)	—	—	(7,334)	—
Less: Gain on sale of commercial premium finance lending division (h)	—	—	—	(3,629)	—
Less: Net gains on sales of office buildings (h)	—	—	(6,721)	—	(6,721)
Total non-GAAP adjustments to net income	(1,539)	1,701	(6,953)	4,554	13,395
Income tax adjustments related to non-GAAP adjustments (i)	437	(482)	1,970	(1,269)	(2,378)
Net income, as adjusted (non-GAAP)	$96,754	$71,643	$136,363	$267,845	$437,974
Dividends on preferred stock	6,117	4,108	4,127	14,344	12,031
Net income available to common shareholders, as adjusted (non-GAAP)	$90,637	$67,535	$132,236	$253,501	$425,943
__________
(a) Included in the FDIC insurance expense.
(b) Included in gains (losses) on securities transactions, net.
(c) Represents severance expense related to workforce reductions within salary and employee benefits expense.
(d) Included in (losses) gains on sales of loans, net.
(e) Included in provision for credit losses for available for sale and held to maturity securities (tax disallowed).
(f) Included in salary and employee benefits expense during the first quarter 2023.
(g) Represents recoveries from legal settlements included in other income.
(h) Included in gains (losses) on sales of assets, net within non-interest income.
(i) Calculated using the appropriate blended statutory tax rate for the applicable period.

Adjusted per common share data (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$90,637	$67,535	$132,236	$253,501	$425,943
Average number of shares outstanding	509,227,538	509,141,252	507,650,668	508,904,353	507,580,197
Basic earnings, as adjusted (non-GAAP)	$0.18	$0.13	$0.26	$0.50	$0.84
Average number of diluted shares outstanding	511,342,932	510,338,502	509,256,599	510,713,205	509,204,051
Diluted earnings, as adjusted (non-GAAP)	$0.18	$0.13	$0.26	$0.50	$0.84
Adjusted annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$96,754	$71,643	$136,363	$267,845	$437,974
Average shareholders' equity	$6,862,555	$6,753,981	$6,605,786	$6,781,022	$6,531,424
Less: Average goodwill and other intangible assets	2,008,692	2,016,766	2,042,486	2,016,790	2,051,727
Average tangible shareholders' equity	$4,853,863	$4,737,215	$4,563,300	$4,764,232	$4,479,697
Annualized return on average tangible shareholders' equity, as adjusted (non-GAAP)	7.97%	6.05%	11.95%	7.50%	13.04%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2024	2024	2023	2024	2023
Adjusted annualized return on average assets (non-GAAP):
Net income, as adjusted (non-GAAP)	$96,754	$71,643	$136,363	$267,845	$437,974
Average assets	$62,242,022	$61,518,639	$61,391,688	$61,674,588	$61,050,973
Annualized return on average assets, as adjusted (non-GAAP)	0.62%	0.47%	0.89%	0.58%	0.96%
Adjusted annualized return on average shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$96,754	$71,643	$136,363	$267,845	$437,974
Average shareholders' equity	$6,862,555	$6,753,981	$6,605,786	$6,781,022	$6,531,424
Annualized return on average shareholders' equity, as adjusted (non-GAAP)	5.64%	4.24%	8.26%	5.27%	8.94%
Annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as reported (GAAP)	$97,856	$70,424	$141,346	$264,560	$426,957
Average shareholders' equity	$6,862,555	$6,753,981	$6,605,786	$6,781,022	$6,531,424
Less: Average goodwill and other intangible assets	2,008,692	2,016,766	2,042,486	2,016,790	2,051,727
Average tangible shareholders' equity	$4,853,863	$4,737,215	$4,563,300	$4,764,232	$4,479,697
Annualized return on average tangible shareholders' equity (non-GAAP)	8.06%	5.95%	12.39%	7.40%	12.71%
Efficiency ratio (non-GAAP):
Non-interest expense, as reported (GAAP)	$269,471	$277,497	$267,133	$827,278	$822,270
Less: FDIC Special assessment (pre-tax)	—	1,363	—	8,757	—
Less: Restructuring charge (pre-tax)	—	334	(675)	954	10,507
Less: Merger-related expenses (pre-tax)	—	—	—	—	4,133
Less: Amortization of tax credit investments (pre-tax)	5,853	5,791	4,191	17,206	13,462
Non-interest expense, as adjusted (non-GAAP)	$263,618	$270,009	$263,617	$800,361	$794,168
Net interest income, as reported (GAAP)	410,498	401,685	412,418	1,205,731	1,268,203
Non-interest income, as reported (GAAP)	60,671	51,213	58,664	173,299	173,038
Add: Losses on available for sale and held to maturity securities transactions, net (pre-tax)	1	4	443	12	476
Add: Mark to market loss on commercial real estate loans transferred to loans held for sale (pre-tax)	5,794	—	—	5,794	—
Less: Litigation settlements (pre-tax)	(7,334)	—	—	(7,334)	—
Less: Gain on sale of premium finance division (pre-tax)	—	—	—	(3,629)	—
Less: Net gains on sales of office buildings (pre-tax)	—	—	(6,721)	—	(6,721)
Non-interest income, as adjusted (non-GAAP)	$59,132	$51,217	$52,386	$168,142	$166,793
Gross operating income, as adjusted (non-GAAP)	$469,630	$452,902	$464,804	$1,373,873	$1,434,996
Efficiency ratio (non-GAAP)	56.13%	59.62%	56.72%	58.26%	55.34%

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands, except for share data)	2024	2024	2024	2023	2023
Tangible book value per common share (non-GAAP):
Common shares outstanding	509,252,936	509,205,014	508,893,059	507,709,927	507,660,742
Shareholders' equity (GAAP)	$6,972,380	$6,737,737	$6,727,139	$6,701,391	$6,627,299
Less: Preferred stock	354,345	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	2,004,414	2,012,580	2,020,405	2,029,267	2,038,202
Tangible common shareholders' equity (non-GAAP)	$4,613,621	$4,515,466	$4,497,043	$4,462,433	$4,379,406
Tangible book value per common share (non-GAAP)	$9.06	$8.87	$8.84	$8.79	$8.63
Tangible common equity to tangible assets (non-GAAP):
Tangible common shareholders' equity (non-GAAP)	$4,613,621	$4,515,466	$4,497,043	$4,462,433	$4,379,406
Total assets (GAAP)	62,092,332	62,058,974	61,000,188	60,934,974	61,183,352
Less: Goodwill and other intangible assets	2,004,414	2,012,580	2,020,405	2,029,267	2,038,202
Tangible assets (non-GAAP)	$60,087,918	$60,046,394	$58,979,783	$58,905,707	$59,145,150
Tangible common equity to tangible assets (non-GAAP)	7.68%	7.52%	7.62%	7.58%	7.40%

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	September 30,	December 31,
	2024	2023
	(Unaudited)
Assets
Cash and due from banks	$511,945	$284,090
Interest bearing deposits with banks	527,960	607,135
Investment securities:
Equity securities	73,071	64,464
Trading debt securities	3,996	3,973
Available for sale debt securities	2,602,260	1,296,576
Held to maturity debt securities (net of allowance for credit losses of $1,076 at September 30, 2024 and $1,205 at December 31, 2023)	3,573,960	3,739,208
Total investment securities	6,253,287	5,104,221
Loans held for sale (includes fair value of $17,153 at September 30, 2024 and $20,640 at December 31, 2023 for loans originated for sale)	843,201	30,640
Loans	49,355,319	50,210,295
Less: Allowance for loan losses	(548,327)	(446,080)
Net loans	48,806,992	49,764,215
Premises and equipment, net	356,649	381,081
Lease right of use assets	335,032	343,461
Bank owned life insurance	730,081	723,799
Accrued interest receivable	250,131	245,498
Goodwill	1,868,936	1,868,936
Other intangible assets, net	135,478	160,331
Other assets	1,472,640	1,421,567
Total Assets	$62,092,332	$60,934,974
Liabilities
Deposits:
Non-interest bearing	$11,153,754	$11,539,483
Interest bearing:
Savings, NOW and money market	25,069,405	24,526,622
Time	14,172,807	13,176,724
Total deposits	50,395,966	49,242,829
Short-term borrowings	58,268	917,834
Long-term borrowings	3,274,340	2,328,375
Junior subordinated debentures issued to capital trusts	57,368	57,108
Lease liabilities	394,971	403,781
Accrued expenses and other liabilities	939,039	1,283,656
Total Liabilities	55,119,952	54,233,583
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at September 30, 2024 and December 31, 2023)	111,590	111,590
Series B (4,000,000 shares issued at September 30, 2024 and December 31, 2023)	98,101	98,101
Series C (6,000,000 shares issued at September 30, 2024)	144,654	—
Common stock (no par value, authorized 650,000,000 shares; issued 509,252,936 shares at September 30, 2024 and 507,896,910 shares at December 31, 2023)	178,661	178,187
Surplus	5,002,718	4,989,989
Retained earnings	1,551,428	1,471,371
Accumulated other comprehensive loss	(114,772)	(146,456)
Treasury stock, at cost (186,983 common shares at December 31, 2023)	—	(1,391)
Total Shareholders’ Equity	6,972,380	6,701,391
Total Liabilities and Shareholders’ Equity	$62,092,332	$60,934,974

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Interest Income
Interest and fees on loans	$786,680	$770,964	$753,638	$2,329,197	$2,124,036
Interest and dividends on investment securities:
Taxable	49,700	40,460	32,383	125,957	96,591
Tax-exempt	4,855	4,799	4,585	14,450	15,485
Dividends	5,929	6,341	5,299	19,098	18,001
Interest on federal funds sold and other short-term investments	13,385	10,902	17,113	33,969	66,594
Total interest income	860,549	833,466	813,018	2,522,671	2,320,707
Interest Expense
Interest on deposits:
Savings, NOW and money market	235,371	231,597	201,916	699,474	517,524
Time	174,741	160,442	164,336	486,248	370,398
Interest on short-term borrowings	451	691	5,189	21,754	89,345
Interest on long-term borrowings and junior subordinated debentures	39,488	39,051	29,159	109,464	75,237
Total interest expense	450,051	431,781	400,600	1,316,940	1,052,504
Net Interest Income	410,498	401,685	412,418	1,205,731	1,268,203
(Credit) provision for credit losses for available for sale and held to maturity securities	(14)	(41)	(30)	(129)	4,675
Provision for credit losses for loans	75,038	82,111	9,147	202,423	24,929
Net Interest Income After Provision for Credit Losses	335,474	319,615	403,301	1,003,437	1,238,599
Non-Interest Income
Wealth management and trust fees	15,125	13,136	11,417	46,191	32,180
Insurance commissions	2,880	3,958	2,336	9,089	7,895
Capital markets	6,347	7,779	7,141	19,796	35,000
Service charges on deposit accounts	12,826	11,212	10,952	35,287	31,970
Gains (losses) on securities transactions, net	47	3	(398)	99	197
Fees from loan servicing	3,443	2,691	2,681	9,322	8,054
(Losses) gains on sales of loans, net	(3,644)	884	2,023	(1,142)	3,752
Gains (losses) on sales of assets, net	55	(2)	6,653	3,747	6,938
Bank owned life insurance	5,387	4,545	2,709	13,167	7,736
Other	18,205	7,007	13,150	37,743	39,316
Total non-interest income	60,671	51,213	58,664	173,299	173,038
Non-Interest Expense
Salary and employee benefits expense	138,832	140,815	137,292	421,478	431,872
Net occupancy expense	26,973	24,252	24,675	75,548	73,880
Technology, furniture and equipment expense	28,962	35,203	37,320	99,627	106,304
FDIC insurance assessment	14,792	14,446	7,946	47,474	27,527
Amortization of other intangible assets	8,692	8,568	9,741	26,672	30,072
Professional and legal fees	14,118	17,938	17,109	48,521	55,329
Amortization of tax credit investments	5,853	5,791	4,191	17,206	13,462
Other	31,249	30,484	28,859	90,752	83,824
Total non-interest expense	269,471	277,497	267,133	827,278	822,270
Income Before Income Taxes	126,674	93,331	194,832	349,458	589,367
Income tax expense	28,818	22,907	53,486	84,898	162,410
Net Income	97,856	70,424	141,346	264,560	426,957
Dividends on preferred stock	6,117	4,108	4,127	14,344	12,031
Net Income Available to Common Shareholders	$91,739	$66,316	$137,219	$250,216	$414,926

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$50,126,963	$786,704	6.28%	$50,020,901	$770,987	6.17%	$50,019,414	$753,662	6.03%
Taxable investments (3)	5,977,211	55,629	3.72	5,379,101	46,801	3.48	4,915,778	37,682	3.07
Tax-exempt investments (1)(3)	573,059	6,145	4.29	575,272	6,075	4.22	620,439	5,800	3.74
Interest bearing deposits with banks	974,417	13,385	5.49	797,676	10,902	5.47	1,246,934	17,113	5.49
Total interest earning assets	57,651,650	861,863	5.98	56,772,950	834,765	5.88	56,802,565	814,257	5.73
Other assets	4,590,372			4,745,689			4,589,123
Total assets	$62,242,022			$61,518,639			$61,391,688
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$25,017,504	$235,371	3.76%	$24,848,266	$231,597	3.73%	$23,016,737	$201,916	3.51%
Time deposits	14,233,209	174,741	4.91	13,311,381	160,442	4.82	14,880,311	164,336	4.42
Short-term borrowings	81,251	451	2.22	97,502	691	2.83	436,518	5,189	4.75
Long-term borrowings (4)	3,324,992	39,488	4.75	3,319,195	39,051	4.71	2,495,512	29,159	4.67
Total interest bearing liabilities	42,656,956	450,051	4.22	41,576,344	431,781	4.15	40,829,078	400,600	3.92
Non-interest bearing deposits	11,158,521			11,223,562			11,951,398
Other liabilities	1,563,990			1,964,752			2,005,426
Shareholders' equity	6,862,555			6,753,981			6,605,786
Total liabilities and shareholders' equity	$62,242,022			$61,518,639			$61,391,688

Net interest income/interest rate spread (5)		$411,812	1.76%		$402,984	1.73%		$413,657	1.81%
Tax equivalent adjustment		(1,314)			(1,299)			(1,239)
Net interest income, as reported		$410,498			$401,685			$412,418
Net interest margin (6)			2.85			2.83			2.90
Tax equivalent effect			0.01			0.01			0.01
Net interest margin on a fully tax equivalent basis (6)			2.86%			2.84%			2.91%

(1)    Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 70 Speedwell Avenue, Morristown, New Jersey, 07960, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.